Exhibit 2.2



                            SHARE EXCHANGE AGREEMENT

              BY AND AMONG WARP TECHNOLOGY HOLDINGS, INC., 6043577
            CANADA INC., SPIDER SOFTWARE, INC., THE SPIDER INSIDERS
                AND THE PERSONS IDENTIFIED ON SCHEDULE A HERETO.















Dated as of December __, 2002



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                            SHARE EXCHANGE AGREEMENT

         SHARE EXCHANGE AGREEMENT (this "Agreement"), dated as of December __, 2002, by and among WARP TECHNOLOGY HOLDINGS, INC.(the "Purchaser), 6043577 CANADA INC., a Canadian corporation ("WARP"), SPIDER SOFTWARE, INC., a Canadian corporation, ("SPIDER"), GREG PARKER and MIKE CORCORAN (the "SPIDER Insiders"), and the Persons identified on Schedule A hereto (the "SELLERS").

                              W I T N E S S E T H:

         WHEREAS, the respective Boards of Directors of Purchaser, WARP and SPIDER each has determined that it is in the best interests of their respective shareholders for WARP to acquire SPIDER through an exchange of WARP Preferred shares for one hundred percent (100%) of the issued and outstanding SPIDER Common Stock (as more fully described in Article III below), in an acquisition that will result in SPIDER becoming a direct wholly-owned subsidiary of WARP upon the terms and conditions set forth herein; and

         WHEREAS, Purchaser is a publicly held Nevada corporation engaged principally in the information technology business and WARP is a wholly-owned subsidiary of Purchaser; and

         WHEREAS, the SPIDER Insiders and Sellers collectively own one hundred percent (100%) of the issued and outstanding common stock of SPIDER (the "SPIDER Common Stock"), and desire to sell to WARP, and WARP desires to acquire, on the terms and subject to the conditions set forth in this Agreement, the SPIDER Common Stock;

         NOW, THEREFORE, in consideration of the premises and the respective mutual covenants, representations and warranties herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:

         "Act" shall mean the Income Tax Act, R.S.C. 1985, c.1.

         "Affiliate" shall mean with respect to a specified Person, any other Person which, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes, with respect to a Person (a) any other Person which beneficially owns or holds ten percent (10%) or more of any class of voting securities or other securities convertible into voting securities of such Person or beneficially owns or holds ten percent (10%) or more of any other equity interests in such Person, (b) any other Person with respect to which such Person beneficially owns or holds ten percent (10%) or more of any class of voting securities or other securities convertible into voting securities of such Person, or owns or holds ten percent (10%) or more of the equity


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interests of the other Person, and (c) any director or senior officer of such
Person. For purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

         "Agreement" shall mean this Share Exchange Agreement together with all exhibits and schedules referred to herein, which exhibits and schedules are incorporated herein and made a part hereof.

         "Certificates" shall have the meaning set forth in Section 2.3.

         "Closing" shall have the meaning set forth in Section 2.5.

         "Closing Date" shall mean the date that the Closing takes place.

         "Consideration Shares" shall have the meaning set forth in Section 2.2.

         "Employee Benefit Plans" shall have the meaning set forth in Section 4.18.

         "Environmental Laws" shall mean any applicable laws, rules or regulations relating to the disposal of waste or similar uses of real property of Canada.

         "Exchange Ratio" shall have the meaning set forth in Section 2.2.

         "Financial Statements of SPIDER" shall mean the unaudited balance sheet and the unaudited statements of income, cash flow and retained earnings of SPIDER for the fiscal years ended December 31, 2001 and December 31, 2000 and the unaudited balance sheet and statements of income, cash flow and retained earnings of SPIDER for the six (6) month period ended June 30, 2002 prepared according to GAAP consistently applied with prior periods, except as set forth on Schedule 4.13.

         "GAAP" shall mean the Generally Accepted Accounting Principles in the United States of America when used in reference to Purchaser and the Generally Accepted Accounting Principles in Canada when used in reference to SPIDER, as applicable.

         "Governmental Authorizations" shall have the meaning set forth in
Section 4.16.

         "Guaranty" shall mean, as to any Person, all liabilities or obligations of such Person, with respect to any indebtedness or other obligations of any other Person, which have been guaranteed, directly or indirectly, in any manner by such Person, through an agreement, contingent or otherwise, to purchase such indebtedness or obligation, or to purchase or sell property or services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or obligation or to guarantee the payment to the owner of such indebtedness or obligation against loss, or to supply funds to or in any manner invest in the debtor.

         "Indemnified Party" shall have the meaning set forth in Section 5.4.

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         "Indemnifying Party" shall have the meaning set forth in Section 5.4.

         "Intellectual Property" shall mean the rights to any patent, trademark, copyright, service mark, invention, software, software code, trade secret, technology, product, composition, formula, method or process.

         "Investments" shall mean, with respect to any Person, all advances, loans or extensions of credit to any other Person (except for extensions of credit to customers in the ordinary course of business), all purchases or commitments to purchase any stock, bonds, notes, debentures or other securities of any other Person, and any other investment in any other Person, including partnerships or joint ventures (whether by capital contribution or otherwise) or other similar arrangement (whether written or oral) with any Person, including, but not limited to, arrangements in which (i) the first Person shares profits and losses of the other Person, (ii) any such other Person has the right to obligate or bind the first Person to any third party, or (iii) the first Person may be wholly or partially liable for the debts or obligations of such partnership, joint venture or other entity.

         "Knowledge" shall mean, in the case of any Person who is an individual, knowledge that a reasonable individual under similar circumstances would have after such investigation and inquiry as such reasonable individual would under such similar circumstances make, and in the case of a Person other than an individual, the knowledge that a senior officer or director of such Person, or any other Person having responsibility for the particular subject matter at issue of such Person, would have after such investigation and inquiry as such senior officer, director or responsible Person would under such similar circumstances make.

         "Liabilities" shall have the meaning set forth in Section 4.14.

         "Litigation" shall have the meaning set forth in Section 3.6.

         "Material Adverse Effect" shall mean any event or condition of any character which has had or could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities, properties, business or prospects of WARP, Purchaser or SPIDER, as applicable.

         "Material Agreements" shall have the meaning set forth in Section 4.20.

         "Periodic Reports" shall have the meaning set forth in Section 3.9.

         "Person" shall mean any natural person, corporation, unincorporated organization, partnership, association, limited liability company, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government or any other entity.

         "Purchaser" shall mean WARP Technology Holdings, Inc., a publicly held Nevada corporation.

         "Purchaser Documents" shall have the meaning set forth in Section 3.2.

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         "Put and Call Agreement" shall mean that agreement dated the date hereof between WARP, Purchaser and all of the Sellers with respect to the exchange of the Consideration Shares for shares of Purchaser Common stock.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Sellers" shall mean the SPIDER Insiders and the other Persons identified on Schedule A hereto.

         "SPIDER Common Stock" shall have the meaning set forth in Section 4.11 of this Agreement.

         "SPIDER Insiders" shall mean Mr. Greg Parker and Mr. Mike Corcoran.

         "Subsidiary" of any Person shall mean any Person, whether or not capitalized, in which such Person owns, directly or indirectly, an equity interest of more than fifty percent (50%), or which may effectively be controlled, directly or indirectly, by such Person.

         "Transaction" shall have the meaning set forth in Section 2.1.

         "WARP" shall mean 6043577 Canada Inc., a Canadian corporation and wholly-owned subsidiary of WARP Technology Holdings, Inc.

         "WARP Preferred Stock" shall mean the preferred stock of WARP.

         The words "hereof", "herein" and "hereunder" and the words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural and vice versa.

                                   ARTICLE II

           TRANSACTION; TERMS OF EXCHANGE; MANNER OF CONVERTING SHARES

         2.1 Exchange of Securities. Subject to the terms and conditions set forth herein, on the Closing Date, each of the Sellers who have executed this Agreement shall sell to WARP, and WARP shall purchase from such Sellers, all of such Seller's right, title and interest in and to the SPIDER Common Stock indicated next to such Seller's name on Schedule A hereto (the "Transaction"). At the Closing, each of such Sellers shall deliver to WARP all of the certificates representing the SPIDER Common Stock indicated next to such Seller's name on Schedule A, together with stock powers separate from the certificates duly executed by each of the Sellers in blank and sufficient to convey to WARP good and marketable title to the SPIDER Common Stock free and clear of any and all claims, liens, charges, security interests, pledges or encumbrances of any nature whatsoever.

         2.2 Consideration. The purchase price for the SPIDER Common Stock shall be paid by the issuance to each Seller of 0.197707 shares (the "Exchange Ratio") of WARP Preferred Stock (collectively, the "Consideration Shares") for each share of SPIDER Common Stock held by such Seller and tendered at the Closing. The Consideration Shares shall, upon issuance and

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delivery to the Sellers in accordance with the terms hereof, be fully paid, validly issued and non-assessable. The Exchange Ratio is based upon SPIDER having 7,587,000 shares of common stock issued and outstanding at the Closing, as detailed in Section 4.11 of this Agreement, and such Exchange Ratio shall be lowered to reflect any increase in the number of shares of SPIDER Common Stock issued and outstanding at the Closing and raised to reflect any decrease in the number of shares of SPIDER Common Stock issued and outstanding at the Closing, such that the aggregate number of Consideration Shares to be issued at the Closing in exchange for 100% of the issued and outstanding common stock of SPIDER equals 1,500,000 shares.

         2.3 Exchange of Shares. At the Closing, the Sellers shall surrender their certificate or certificates (the "Certificates") which represent their shares of SPIDER Common Stock and shall promptly upon surrender thereof receive in exchange therefore the number of whole Consideration Shares issuable in respect to all shares of SPIDER Common Stock held by each Seller (rounded to the nearest share). WARP shall not be obligated to deliver the Consideration Shares which a Seller is entitled to pursuant to this Agreement until such Seller surrenders their Certificate or Certificates for exchange as provided in this
Section 2.3 or delivers a lost stock certificate affidavit pursuant to Section
2.8 of this Agreement.

         2.4 Fractional Shares. Notwithstanding any other provision of this Agreement, if a Seller would otherwise have been entitled to receive a fraction of a share of WARP Preferred Stock (after taking into account all Certificates delivered by the Seller), the number of shares issuable to that Seller shall be rounded up to the next whole number.

         2.5 Time and Place of Closing. The closing of the transactions contemplated hereby (the "Closing") will take place at 10:00 A.M. on or about January 2, 2003, or at such other time as the parties, acting through their authorized officers, may mutually agree. The Closing shall be held at the offices of the Purchaser, or at such other location as may be mutually agreed upon by the parties, or at multiple locations with signature pages and documents being exchanged via facsimile transmission with originals then to follow by overnight mail.

         2.6 Directors and Officers. Karl Douglas and John Gnip, current directors of WARP, together with Greg Parker and such additional Persons as may thereafter be elected or appointed, shall serve as the directors of SPIDER from and after the Closing, in accordance with the Bylaws of SPIDER. With the exception of Greg Parker, the directors of SPIDER in office immediately prior to the Closing shall resign their respective positions as directors of SPIDER, as shown on Schedule B , effective at the Closing, in accordance with the Bylaws of SPIDER.

         2.7 Tax Consequences. It is the intention of the parties hereto that no taxable income or gain shall be recognized by any of the Sellers and that the Transaction be deemed a tax-free exchange pursuant to the Act.

         2.8 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by such Seller (setting forth the number of shares of SPIDER Common Stock represented by such lost, stolen or destroyed Certificates), WARP shall pay such Seller the Consideration Shares to which such Seller is entitled.

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         2.9 Stock Options. Purchaser will make available stock options for the purchase of up to an aggregate of 81,653 shares of the common stock of Purchaser to the employees of SPIDER under Purchaser's 2002 Stock Incentive Plan in exchanges for all the outstanding options to purchase SPIDER Common Stock held by such employees. The allocation of such options to the employees of SPIDER will be made as set forth in Schedule 2.9 hereto. The terms of such options shall be as described in the Award Agreements (as defined in the 2002 Stock Incentive Plan) entered into by Purchaser and the employees of SPIDER who participate in this exchange of options. The number of options to be issued under this Section 2.9 is determined by the Exchange Ratio. In the event that the Exchange Ratio is lowered or raised pursuant to the provisions of Section
2.2 above to reflect any change in the number of shares of SPIDER Common Stock issued and outstanding at the Closing, then the number of options to be issued shall equal the revised Exchange Ratio multiplied by the number of SPIDER options held by each Person listed on Schedule 2.9 hereto.

         2.10 Rights of Holders of Consideration Shares. Until surrendered for exchange in accordance with the terms and conditions of the Put and Call Agreement, each of the Consideration Shares shall from and after the Closing Date represent for all purposes only the right to receive the consideration provided for in Sections 1.03 and 2.03 of such Put and Call Agreement. Whenever a stock-split, dividend or other distribution is declared by Purchaser on the Purchaser Common Stock, the record date for which is at or after the Closing Date, the declaration shall include all shares of Purchaser Common Stock issuable pursuant to the Put and Call Agreement, but no shares, dividend or other distribution payable to the holders of Purchaser Common Stock as of any time subsequent to the Closing Date shall be delivered to the holder of any Consideration Shares until such holder surrenders such Consideration Shares for exchange as provided in the Put and Call Agreement. However, upon surrender of such Consideration Shares, both the Purchaser Common Stock and any undelivered shares or dividends payable in respect thereof (without interest) shall be delivered and paid with respect to each share represented by such Consideration Shares. In the event of a reverse stock-split of the Purchaser Common Stock by Purchaser subsequent to the Closing Date, the conversion provisions of Sections
1.03 and 2.03 of the Put and Call Agreement shall be adjusted to reflect the effects of such reverse stock-split.

                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF PURCHASER AND WARP

         In order to induce SPIDER, the SPIDER Insiders and the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, each of Purchaser and WARP, jointly and severally, makes the representations and warranties set forth below to SPIDER, the SPIDER Insiders and each of the Sellers.

         3.1 Organization; Standing and Power. Each of Purchaser and WARP is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and Canada, respectively. Purchaser and WARP have all requisite right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Purchaser and WARP have all corporate right, power and authority to own or lease and operate its properties, and to conduct its business as presently conducted and as

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proposed to be conducted. Purchaser and WARP are duly qualified to transact business as a foreign corporation in all jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect on WARP or Purchaser.

         3.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement by Purchaser and WARP and all other agreements to be executed, delivered and performed by Purchaser and WARP pursuant to this Agreement (collectively, the "Purchaser Documents") and the consummation by Purchaser and WARP of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser and WARP, as applicable. This Agreement and the Purchaser Documents have been duly executed and delivered by Purchaser and WARP, and constitute legal, valid and binding obligations of Purchaser and WARP, enforceable in accordance with their respective terms, except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

         3.3 Investment Representations. WARP is acquiring the securities hereunder for its own account, for investment purposes only and not with a present view or purpose for the resale or other distribution thereof.

         3.4 No Violation or Conflict. The execution, delivery and performance of this Agreement and the Purchaser Documents by Purchaser and WARP, and the consummation by Purchaser and WARP of the transactions contemplated hereby and thereby: (a) do not violate or conflict with any provision of law or regulation (whether federal, provincial, state or local), or any writ, order or decree of any court or governmental or regulatory authority, or any provision of Purchaser or WARP's Articles of Incorporation or Bylaws or the equivalent organizational documents thereof; and (b) except as set forth on Schedule 3.4 hereto, do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default), cause the acceleration of performance, give to others any right of termination, amendment, acceleration or cancellation of or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of Purchaser or WARP or any of its Subsidiaries pursuant to any instrument or agreement to which Purchaser or WARP is a party or by which Purchaser or WARP or its properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing, each of which instruments or agreements is listed in Schedule 3.4 hereto.

         3.5 Consents of Governmental Authorities and Others. No consent, approval, order or authorization of, or registration, declaration, qualification or filing with any federal, provincial, state or local governmental or regulatory authority, or any other Person, is required to be made by Purchaser or WARP in connection with the execution, delivery or performance of this Agreement by Purchaser or WARP or the consummation by Purchaser or WARP of the transactions contemplated hereby.

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         3.6 Litigation. Except as set forth on Schedule 3.6, there are no actions, suits, investigations, claims or proceedings ("Litigation") pending or, to the Knowledge of Purchaser or WARP, threatened before any court or by or before any governmental or regulatory authority or arbitrator, (a) affecting Purchaser or WARP (as plaintiff or defendant) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Purchaser or (b) against WARP relating to WARP's Preferred shares or the transactions contemplated by this Agreement. Schedule 3.6 sets forth a list of any Litigation commenced against Purchaser or WARP in the last five (5) years.

         3.7 Brokers. Purchaser and WARP have not employed any broker or finder, and none of them has incurred or will incur, directly or indirectly, any broker's, finder's, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated in this Agreement or the Purchaser Documents.

         3.8 Subsidiaries and Investments. Except as described on Schedule 3.8, Purchaser has no Subsidiaries or Investments.

         3.9 Commission Filings and Financial Statements. Attached hereto as
Schedule 3.9 is a true and complete list of all the Forms 10KSB, 10QSB, 8-K and other required filings filed by Purchaser with the United States Securities and Exchange Commission (collectively the "Periodic Reports") during Purchaser's last fiscal year. The Periodic Reports, including the financial statements of Purchaser therein: (a) have been prepared in accordance with the books of account and records of Purchaser; (b) fairly present, and are true, correct and complete statements, in all material respects, of Purchaser's financial condition and the results of its operations at the dates and for the periods specified in those statements; and (c) have been prepared in accordance with GAAP consistently applied with prior periods, except as set forth on Schedule 3.9.

         3.10 Conduct of Business. Except as disclosed on Schedule 3.10 hereto, since September 30, 2002, Purchaser has conducted its businesses in the ordinary and usual course consistent with past practices and there has not occurred any adverse change in the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of Purchaser, and no such change is threatened. Without limiting the generality of the foregoing, except as disclosed on Schedule 3.10, since September 30, 2002, Purchaser has not: (a) amended its Articles of Incorporation or Bylaws; (b) suffered any damage, destruction or loss, whether or not covered by insurance, which has had or could reasonably be expected to have a Material Adverse Effect on any of its properties, assets, business or prospects; (c) granted or made any mortgage or pledge or subjected itself, its Subsidiaries, or any of their properties or assets to any lien, charge or encumbrance of any kind; (d) become subject to any Guaranty; (e) been named as a party in any litigation, or become the focus of any investigation by any government or regulatory agency or authority; or (f) experienced any other event or condition of any character which has had or could reasonably be expected to have a Material Adverse Effect on WARP or Purchaser.

         3.11 Compliance. To the knowledge of each, Purchaser and WARP are in compliance with all federal, provincial, state, local and foreign laws, ordinances, regulations, judgments,

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rulings, orders and other requirements applicable to it including, without limitation, those relating to (a) the development, manufacture, packaging, distribution and marketing of its products, (b) the employment, safety and health of its employees, and (d) Environmental Laws, the failure to comply with any of which could reasonably be expected to have a Material Adverse Effect on WARP. Purchaser and WARP are not subject to any judicial, governmental or administrative order, judgment or decree.

         3.12 Capitalization. The authorized capital stock of Purchaser consists of 100,000,000 shares of common stock, par value $.00001 per share, of which 60,129,080 shares are issued and outstanding (the "Purchaser Common Stock"). The Purchaser Common Stock constitutes one hundred percent (100%) of the issued and outstanding capital stock of Purchaser. All of the Purchaser Common Stock has been duly authorized, is validly issued and outstanding, and is fully paid and non-assessable. The authorized capital stock of WARP consists of an unlimited number of shares of common stock, no par value per share, of which 100 shares are issued and outstanding and owned by Purchaser and an unlimited number of shares of preferred stock of which no shares were issued and outstanding prior to the Closing Date (the "WARP Preferred Stock"). All of WARP's common stock has been duly authorized, is validly issued and outstanding, and is fully paid and non-assessable. Upon issuance pursuant to this Agreement, the shares of WARP Preferred Stock issued to the SPIDER Insiders and the Sellers shall have been duly authorized, validly issued, and fully paid and non-assessable. Except as set forth on Schedule 3.12 hereto, all taxes required to be paid in connection with the issuance and any transfers of WARP's capital stock have been paid. Based upon the shares of Purchaser Common Stock issued and outstanding on the date of this Agreement, less than ten percent (10%) of the Purchaser's issued and outstanding common stock would, upon the exchange of the Consideration Shares for Purchaser Common Stock pursuant to the Put and Call Agreement, be held by residents of Canada.

         3.13 Rights, Warrants, Options. Except as set forth on Schedule 3.13 and pursuant to the Put and Call Agreement, there are no outstanding (a) securities or instruments convertible into or exercisable for any of the capital stock or other equity interests of Purchaser; (b) options, warrants, subscriptions or other rights to acquire capital stock or other equity interests of Purchaser; or (c) except as set forth on Schedule 3.13 hereto and pursuant to the Put and Call Agreement, commitments, agreements or understandings of any kind, including employee benefit arrangements, relating to the issuance or repurchase by Purchaser of any capital stock or other equity interests of Purchaser, or any instruments convertible or exercisable for any such securities or any options, warrants or rights to acquire such securities.

         3.14 Absence of Undisclosed Liabilities. Other than as disclosed by the Periodic Reports of Purchaser, Purchaser, WARP and its Subsidiaries do not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, including, without limitation, liabilities on account of taxes or other governmental charges or Litigation, whether or not of a kind required by GAAP to be set forth on a financial statement ("Liabilities") which were not fully and adequately reflected in the Periodic Reports of Purchaser or
Schedule 3.14. Except as listed on Schedule 3.14, Purchaser and its Subsidiaries do not have any Liabilities, other than (i) Liabilities fully and

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adequately reflected in the Periodic Reports of WARP and (ii) those incurred since September 30, 2002 in the ordinary course of business.

         3.15 Licenses. Schedule 3.15 lists all material authorizations, consents, approvals, franchises, licenses and permits ("Governmental Authorizations") required under applicable law or regulation for the operation of the business of Purchaser and WARP and its Subsidiaries as presently operated. All the Governmental Authorizations have been duly issued or obtained and are in full force and effect, and Purchaser and WARP and its Subsidiaries are in material compliance with the terms of all the Governmental Authorizations. Except as set forth on Schedule 3.15, no fact or condition exists which could cause the Governmental Authorizations not to be renewed by the appropriate governmental authorities in the ordinary course. No material violations have been recorded in respect of any Governmental Authorization and no proceeding is pending or threatened, to revoke any Governmental Authorization. The execution, delivery or performance by Purchaser and WARP of this Agreement and the other documents contemplated hereby shall not adversely affect the status of any of the Governmental Authorizations.

         3.16 Tax Matters. Except as set forth on Schedule 3.16, all tax returns and tax reports required to be filed with respect to the income, operations, business or assets of Purchaser and WARP and its Subsidiaries have been timely filed (or appropriate extensions have been obtained which extensions are listed on Schedule 3.16) with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, all of the foregoing as filed are true, correct and complete in all material respects, and reflect accurately all liability for taxes of Purchaser and WARP and its Subsidiaries for the periods to which such returns relate, and all amounts shown as owing thereon have been paid. Except as set forth on Schedule 3.16, all income, profits, franchise, sales, use, value added, occupancy, property, excise, payroll, withholding, FICA, FUTA and other taxes (including interest and penalties), if any, collectible or payable by Purchaser and WARP or its Subsidiaries or relating to or chargeable against any of their assets, revenues or income or relating to any employee, independent contractor, creditor, stockholder or other third party through the date hereof which were required to be collected and/or paid by Purchaser and WARP and its Subsidiaries, were fully collected and paid by such date or provided for by adequate reserves. Except as set forth on Schedule 3.16, no taxation authority has sought to audit the records of Purchaser or WARP or its Subsidiaries for the purpose of verifying or disputing any tax returns, reports or related information and disclosures provided to such taxation authority, or for Purchaser or WARP or its Subsidiaries' alleged failure to provide any such tax returns, reports or related information and disclosure. Except as provided on Schedule 3.16, no claims or deficiencies have been asserted against or inquiries raised with Purchaser or WARP or its Subsidiaries with respect to any taxes or other governmental charges or levies which have not been paid or otherwise satisfied, including claims that, or inquiries whether, Purchaser or WARP or its Subsidiaries have not filed a tax return that they were required to file, and there exists no reasonable basis for the making of any such claims or inquiries.

         3.17 Intellectual Property Rights. Except as set forth on Schedule 3.17, to its Knowledge, Purchaser has all right, title and interest in each item of its Intellectual Property necessary for Purchaser to be legally entitled to conduct its business as presently being conducted. Except as otherwise indicated on Schedule 3.17, Purchaser has not received any written notice that it is in conflict with or infringing upon the asserted rights of others in connection with its Intellectual Property and neither the use of such Intellectual Property by Purchaser nor the operation of its business is, to Purchaser's Knowledge, infringing on nor has infringed upon any rights of others, and the consummation of the transactions contemplated hereby will not alter or impair any of its Intellectual Property.

         3.18 Absence of Certain Business Practices. Neither Purchaser, WARP nor its Subsidiaries, to its Knowledge, has with respect to the business or activities of Purchaser or WARP: (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, trading company, shipping company, governmental employee or other Person with whom Purchaser or WARP or its Subsidiaries have done business directly or indirectly; or (b) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, trading company, shipping company, governmental employee or other Person who is or may be in a position to help or hinder the business of Purchaser or WARP or its Subsidiaries (or assist them in connection with any actual or proposed transaction) which (i) may subject Purchaser or WARP or its Subsidiaries to any material damage or any penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had a Material Adverse Effect on the assets, business or operations of WARP as reflected in the Periodic Reports of WARP or (iii) if not continued in the future, may materially adversely affect the assets, business or operations of WARP or subject Purchaser or WARP or its Subsidiaries to suit or penalty in any private or governmental litigation or proceeding.

         3.19 Disclosure. No representation or warranty of Purchaser or WARP contained in this Agreement, and no statement, report, or certificate furnished by or on behalf of Purchaser or WARP to SPIDER, the SPIDER Insiders and the Sellers or their agents pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or omits or will omit to state a material fact necessary in order to provide SPIDER, the SPIDER Insiders and the Sellers with full and proper information as to the business, financial condition, assets, liabilities, results of operation or prospects of Purchaser or WARP and the value of its properties and the ownership and operation of Purchaser or WARP.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF SPIDER, SPIDER INSIDERS
                                 AND THE SELLERS

Representations and Warranties of SPIDER and the SPIDER Insiders

         In order to induce Purchaser and WARP to enter into this Agreement and to consummate the transactions contemplated hereby, SPIDER and the SPIDER Insiders make the representations and warranties set forth below to Purchaser and WARP.

         4.1 Organization. SPIDER is a corporation duly organized, validly existing and in good standing under the laws of Canada. SPIDER and its Subsidiaries are duly qualified to transact business as a foreign corporation in all jurisdictions where the ownership or leasing of their properties or the conduct of their business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect on SPIDER. Each jurisdiction in which SPIDER and its Subsidiaries are so qualified are listed on Schedule 4.1 hereto. SPIDER and its Subsidiaries have the requisite power and authority to (a) own or lease and operate their properties and (b) conduct their business as presently conducted.

         4.2 Authorization; Enforceability. SPIDER has the capacity to execute, deliver and perform this Agreement. This Agreement and all other documents executed and delivered by SPIDER and the SPIDER Insiders pursuant to this Agreement have been duly executed and delivered and constitute the legal, valid and binding obligations of SPIDER and the SPIDER Insiders, assuming the due authorization, execution and delivery of this Agreement by WARP and the Purchaser, enforceable in accordance with their respective terms, except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principals of equity.

         4.3 No Violation or Conflict. The execution, delivery and performance of this Agreement and the other documents contemplated hereby by SPIDER and the SPIDER Insiders, and the consummation by SPIDER and the SPIDER Insiders of the transactions contemplated hereby: (a) do not violate or conflict with any provision of law or regulation (whether federal, provincial or local), or any writ, order or decree of any court or governmental or regulatory authority, or any provision of SPIDER's Certificate of Incorporation or Bylaws; and (b) except as set forth on Schedule 4.3 hereto, do not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of SPIDER pursuant to any instrument or agreement to which SPIDER is a party or by which SPIDER or its properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing, each of which instruments or agreements is listed in Schedule 4.3 hereto.

         4.4 Consents of Governmental Authorities and Others. No consent, approval or authorization of, or registration, qualification or filing with any federal, provincial or local governmental or regulatory authority, or any other Person, is required to be made by SPIDER or the SPIDER Insiders in connection with the execution, delivery or performance of this Agreement by SPIDER and the SPIDER Insiders or the consummation by them of the transactions contemplated hereby, excluding the execution, delivery and performance of this Agreement by the Sellers.

         4.5 Conduct of Business. Except as disclosed on Schedule 4.5 hereto, since June 30, 2002, SPIDER has conducted its businesses in the ordinary and usual course consistent with past practices and there has not occurred any adverse change in the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of SPIDER, and no such change is threatened. Without limiting the generality of the foregoing, except as disclosed on Schedule 4.5, since June 30, 2002, SPIDER has not: (a) amended its Certificate of Incorporation or Bylaws; (b) issued, sold or authorized for issuance or sale, shares of any class of its securities (including, but not limited to, by way of stock split or dividend) or any subscriptions, options, warrants, rights or convertible securities or entered into any agreements or commitments of any character obligating it to issue or sell any such securities;
(c) redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such capital stock; (d) suffered any damage, destruction or loss, whether or not covered by insurance, which has had or could reasonably be expected to have a Material Adverse Effect on any of its properties, assets, business or prospects; (e) granted or made any mortgage or pledge or subjected itself, its Subsidiaries, or any of their properties or assets to any lien, charge or encumbrance of any kind; (f) made or committed to make any capital expenditures in excess of $10,000; (g) become subject to any Guaranty; (h) granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment); (i) amended or terminated any existing Material Agreement; (j) been named as a party in any litigation, or become the focus of any investigation by any government or regulatory agency or authority; (k) declared or paid any dividend or other distribution with respect to its capital stock; or (l) experienced any other event or condition of any character which has had or could reasonably be expected to have a Material Adverse Effect on SPIDER. Schedule 4.5 sets forth a true and complete list of all bonuses or other distributions made by SPIDER or its Subsidiaries since June 30, 2002.

         4.6 Litigation. Except as set forth on Schedule 4.6, there are no Litigations pending before any court or by or before any governmental or regulatory authority or arbitrator, (a) affecting SPIDER or its Subsidiaries (as plaintiff or defendant) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on SPIDER or (b) against SPIDER relating to the SPIDER Common Stock or the transactions contemplated by this Agreement. Schedule 4.6 sets forth a list of all Litigation commenced against SPIDER or its Subsidiaries since the date of its incorporation.

         4.7 Brokers. SPIDER and the SPIDER Insiders have not employed any broker or finder, and have not incurred and will not incur any broker's, finder's, investment banking or similar fees, commissions or expenses in connection with the share exchange memorialized by this Agreement.

         4.8 Compliance. To the knowledge of the SPIDER Insiders, SPIDER is in compliance with all federal, provincial, local and foreign laws, ordinances, regulations, judgments, rulings, orders and other requirements applicable to it including, without limitation, those relating to (a) the development, manufacture, packaging, distribution and marketing of its products, (b) the employment, safety and health of its employees, and (d) Environmental Laws, the failure to comply with any of which could reasonably be expected to have a Material Adverse Effect on SPIDER. SPIDER and the SPIDER Insiders are not subject to any judicial, governmental or administrative order, judgment or decree.

         4.9 Charter, Bylaws and Corporate Records. A true, correct and complete copy of (a) the Certificate of Incorporation of SPIDER and its Subsidiaries, as amended and in effect on the date hereof, and (b) the Bylaws of SPIDER and its Subsidiaries, as amended and in effect on the date hereof, are attached hereto as Schedule 4.9.

         4.10 Subsidiaries and Investments. Except as described on Schedule 4.10, SPIDER has no Subsidiaries or Investments. SPIDER owns one hundred percent (100%) of the issued and outstanding capital stock of the Subsidiaries listed on
Schedule 4.10.

         4.11 Capitalization. The authorized capital stock of SPIDER consists of an unlimited number of shares of common stock, no par value per share, of which 7,587,000 shares are issued and outstanding (the "SPIDER Common Stock"). The SPIDER Common Stock constitutes one hundred percent (100%) of the issued and outstanding capital stock of SPIDER. The SPIDER Common Stock is owned by the Sellers in the amounts set forth on Schedule A. All of the SPIDER Common Stock has been duly authorized, is validly issued and outstanding, and is fully paid and nonassessable. No securities issued by SPIDER from the date of its incorporation to the date hereof were issued in violation of any Canadian or United States federal or state securities laws or any statutory or common law pre-emptive rights. There are no dividends which have accrued or been declared but are unpaid on the capital stock of SPIDER. Except as set forth on Schedule
4.11 hereto, all taxes required to be paid in connection with the issuance and any transfers of SPIDER's capital stock have been paid. All permits or authorizations required to be obtained from or registrations required to be effected with any Person in connection with any and all issuances of securities of SPIDER from the date of its incorporation to the date hereof have been obtained or effected and all securities of SPIDER have been issued and are held in accordance with the provisions of all applicable securities or other laws.

         4.12 Rights, Warrants, Options. Except as set forth on Schedule 4.12, there are no outstanding (a) securities or instruments convertible into or exercisable for any of the capital stock or other equity interests of SPIDER;
(b) options, warrants, subscriptions or other rights to acquire capital stock or other equity interests of SPIDER; or (c) except as set forth on Schedule 4.12 hereto, commitments, agreements or understandings of any kind, including employee benefit arrangements, relating to the issuance or repurchase by SPIDER of any capital stock or other equity interests of SPIDER, or any instruments convertible or exercisable for any such securities or any options, warrants or rights to acquire such securities.

         4.13 Financial Statements. Attached hereto as Schedule 4.13 are true and complete copies of the Financial Statements of SPIDER. The Financial Statements of SPIDER: (a) have been prepared in accordance with the books of account and records of SPIDER; (b) fairly present, and are true, correct and complete statements, in all material respects, of SPIDER's financial condition and the results of its operations at the dates and for the periods specified in those statements; and (c) have been prepared in accordance with GAAP consistently applied with prior periods, except as set forth on Schedule 4.13.

         4.14 Absence of Undisclosed Liabilities. Other than as disclosed by the Financial Statements of SPIDER, SPIDER and its Subsidiaries do not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, including, without limitation, liabilities on account of taxes or other governmental charges or Litigation, whether or not of a kind required by GAAP to be set forth on a financial statement ("Liabilities") which were not fully and adequately reflected on the Financial Statements of SPIDER or
Schedule 4.14. Except as listed on Schedule 4.14,

SPIDER and its Subsidiaries do not have any Liabilities, other than (i) Liabilities fully and adequately reflected on the Financial Statements of SPIDER and (ii) those incurred since June 30, 2002 in the ordinary course of business.

         4.15 Real Property. SPIDER and its Subsidiaries do not own any fee simple interest in real property. SPIDER and its Subsidiaries do not lease or sublease any real property other than as set forth on Schedule 4.15. Schedule
4.15 sets forth the street address of each parcel of real property leased or subleased by SPIDER and its Subsidiaries. SPIDER and its Subsidiaries enjoy peaceful and undisturbed possession of its leased property. No Person other than SPIDER and its Subsidiaries have any right to use or occupy any part of their leased property. SPIDER and its Subsidiaries' leases are valid, binding and in full force and effect. SPIDER and its Subsidiaries have not received any notice of any pending, threatened or contemplated eviction or condemnation proceeding affecting any of its leased property or any part thereof. There are no Liabilities (other than rent and other sums and charges regularly payable) associated with any of properties identified on Schedule 4.15 including, without limitation, any Liability under any Environmental Law or regulation.

         4.16 Licenses. Schedule 4.16 lists all material authorizations, consents, approvals, franchises, licenses and permits ("Governmental Authorizations") required under applicable law or regulation for the operation of the business of SPIDER and its Subsidiaries as presently operated. All the Governmental Authorizations have been duly issued or obtained and are in full force and effect, and SPIDER and its Subsidiaries are in material compliance with the terms of all the Governmental Authorizations. Except as set forth on
Schedule 4.16, no fact or condition exists which could cause the Governmental Authorizations not to be renewed by the appropriate governmental authorities in the ordinary course. No material violations have been recorded in respect of any Governmental Authorization and no proceeding is pending or threatened, to revoke any Governmental Authorization. The execution, delivery or performance by SPIDER of this Agreement and the other documents contemplated hereby shall not adversely affect the status of any of the Governmental Authorizations.

         4.17 Intellectual Property Rights. Except as set forth on Schedule 4.17, SPIDER and its Subsidiaries have all right, title and interest in each item of the Intellectual Property necessary for SPIDER and its Subsidiaries to be legally entitled to conduct their business as presently being conducted. Except as otherwise indicated on Schedule 4.17: (i) SPIDER and its Subsidiaries are the sole and exclusive owner of all right, title and interest in and to all of their Intellectual Property, and have the exclusive right to use and license the same, free and clear of any claim or conflict with the rights of others;
(ii) no royalties or fees (license or otherwise) are payable by SPIDER or its Subsidiaries to any Person by reason of the ownership or use of any of SPIDER or its Subsidiaries' Intellectual Property; (iii) there have been no claims made against SPIDER or its Subsidiaries asserting the invalidity, abuse, misuse, or unenforceability of any of their Intellectual Property, (iv) SPIDER and its Subsidiaries have not made any claim of any violation or infringement by others of their rights in their Intellectual Property; (v) SPIDER and its Subsidiaries have not received any written notice that they are in conflict with or infringing upon the asserted rights of others in connection with their Intellectual Property and neither the use of the Intellectual Property by SPIDER or its Subsidiaries nor the operation of their business is infringing on nor has infringed upon any rights of others; and (vi) the consummation of the transactions contemplated hereby will not alter or impair any of SPIDER or its Subsidiaries' Intellectual Property.

         4.18     Employment Agreements and Employee Benefit Plans.

         (a) Except as set forth in Schedule 4.18, SPIDER and its Subsidiaries are not a party to any employment contracts and have not had any defined contribution plan and are not part of a controlled group contributing to any defined contribution plan and are not a party to any collective bargaining agreements. SPIDER and its Subsidiaries have not, nor do they, contribute to any pension, profit-sharing, option, other incentive plan, or any other type of employee benefit plan, or any health, dental, vision, long term disability, short term disability, life insurance or other welfare benefits plan, or have any obligation to or customary arrangement with employees for bonuses, incentive compensation, severance pay, insurance, or other benefits (collectively "Employee Benefit Plans"), except as set forth in Schedule 4.18 and are not part of a controlled group with regard to any of the foregoing. Schedule 4.18 also contains a true and correct statement of the names, relationship with SPIDER or its Subsidiaries, and present rates of annual compensation (showing the components of salary, bonuses, commissions, or other supplemental compensation) as of June 30, 2002 of each director, officer, consultant or employee of SPIDER and its Subsidiaries. Except as set forth on Schedule 4.18, since June 30, 2002, SPIDER and its Subsidiaries have not changed the rate of compensation of any of their directors, officers, consultants or employees.

         (b) There are no complaints, charges, claims, allegations, grievances, or litigations pending or threatened which reflect or pertain to: (i) any federal, state or local labor, employment, anti-discrimination, workers compensation, disability or unemployment law, regulation or ordinance; (ii) any claim for wrongful discharge, harassment, discrimination, or employment related tort; or (iii) any employment agreement, restrictive covenant, non-competition agreement or employee confidentiality agreement, which, in any such case, if adversely determined, could reasonably be expected to have a Material Adverse Effect on SPIDER.

         4.19 Tax Matters. All tax returns and tax reports required to be filed with respect to the income, operations, business or assets of SPIDER and its Subsidiaries have been timely filed (or appropriate extensions have been obtained which extensions are listed on Schedule 4.19) with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, all of the foregoing as filed are true, correct and complete in all material respects, and reflect accurately all liability for taxes of SPIDER and its Subsidiaries for the periods to which such returns relate, and all amounts shown as owing thereon have been paid. Except as set forth on Schedule 4.19, all income, profits, franchise, sales, use, value added, occupancy, property, excise, payroll, withholding and other taxes (including interest and penalties), if any, collectible or payable by SPIDER or its Subsidiaries or relating to or chargeable against any of their assets, revenues or income or relating to any employee, independent contractor, creditor, stockholder or other third party through the date hereof which were required to be collected and/or paid by SPIDER and its Subsidiaries, were fully collected and paid by such date or provided for by adequate reserves in the December 31, 2001 Financial Statements of SPIDER. Except as set forth on Schedule 4.19, no taxation authority has sought to audit the records of SPIDER or its Subsidiaries for the purpose of verifying or disputing any tax returns, reports or related information and disclosures provided to such taxation authority, or for SPIDER or its Subsidiaries' alleged failure to provide any such tax returns, reports or related information and disclosure. Except as provided on Schedule 4.19, no claims or deficiencies have been asserted against or inquiries raised with SPIDER or its Subsidiaries with respect to any taxes or other governmental charges or levies which have not been paid or otherwise satisfied, including claims that, or inquiries whether, SPIDER or its Subsidiaries have not filed a tax return that they were required to file, and there exists no reasonable basis for the making of any such claims or inquiries. SPIDER and its Subsidiaries have not waived any restrictions on assessment or collection of taxes or consented to the extension of any statute of limitations relating to taxation other than filing extensions as set forth on
Schedule 4.19.

         4.20     Material Agreements.

         (a) Schedule 4.20 sets forth a brief description of all material written and oral contracts or agreements relating to SPIDER and its Subsidiaries (except with respect to the leases, which are set forth on Schedule 4.15, which is hereby incorporated by reference into Schedule 4.20 and made a part thereof), including without limitation any: (i) contract resulting in a commitment or potential commitment for expenditure or other obligation or potential obligation, or which provides for the receipt or potential receipt, involving in excess of Ten Thousand Dollars ($10,000.00) in any instance, or series of related contracts that in the aggregate give rise to rights or obligations exceeding such amount; (ii) indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing or lending of money or encumbrance of assets involving more than Ten Thousand Dollars ($10,000.00) in each instance; (iii) agreement which restricts SPIDER or its Subsidiaries from engaging in any line of business or from competing with any other Person; (iv) warranties made with respect to products manufactured, packaged, distributed or sold by SPIDER or its Subsidiaries; or (v) any other contract, agreement, instrument, arrangement or commitment that is material to the condition (financial or otherwise), results of operation, assets, properties, liabilities, business or prospects of SPIDER or its Subsidiaries (collectively, and together with the leases, employment agreements, Employee Benefit Plans and all other agreements required to be disclosed on any Schedule to this Agreement, the "Material Agreements").

         (b) Except as set forth on Schedule 4.20, none of the Material Agreements were entered into outside the ordinary course of business of SPIDER or its Subsidiaries, contain any provisions that will impair or adversely effect in any material way the operations of SPIDER or its Subsidiaries, or is reasonably likely to be performed at a material loss.

         (c) The Material Agreements are each in full force and effect and are the valid and legally binding obligations of SPIDER and its Subsidiaries and the other parties thereto, enforceable in accordance with their respective terms, subject only to bankruptcy, insolvency or similar laws affecting the rights of creditors generally and to general equitable principles. SPIDER and its Subsidiaries have not received notice of default by them under any of the Material Agreements. Neither SPIDER, nor its Subsidiaries nor any of the other parties to any of the Material Agreements are in default thereunder. SPIDER and its Subsidiaries have not received notice of the pending or threatened cancellation, revocation or termination of any of the Material Agreements.

         (d) Except as otherwise indicated on Schedule 4.20, the continuation, validity and effectiveness of the Material Agreements under the current terms thereof will in no way be adversely affected by the consummation of the transactions contemplated by this Agreement.

         4.21 Guaranties. Except as set forth on Schedule 4.21, SPIDER and its Subsidiaries are not a party to any Guaranty, and no Person is a party to any Guaranty for the benefit of SPIDER or its Subsidiaries.

         4.22 Accounts and Notes Receivable. Except as set forth on Schedule 4.22, all accounts and notes receivable of SPIDER and its Subsidiaries have arisen in the ordinary course of business, represent valid obligations to SPIDER or its Subsidiaries and, subject only to reserves for bad debts on the books of SPIDER, have been collected or are collectible in the aggregate recorded amounts thereof in accordance with their terms. All items which are required by GAAP to be reflected as accounts and notes receivable on the Financial Statements of SPIDER and on the books of SPIDER and its Subsidiaries are so reflected.

         4.23 Absence of Certain Business Practices. Neither SPIDER, nor its Subsidiaries nor the SPIDER Insiders, to the Knowledge of each, has with respect to the business or activities of SPIDER: (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, trading company, shipping company, governmental employee or other Person with whom SPIDER or its Subsidiaries have done business directly or indirectly; or
(b) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, trading company, shipping company, governmental employee or other Person who is or may be in a position to help or hinder the business of SPIDER or its Subsidiaries (or assist them in connection with any actual or proposed transaction) which (i) may subject SPIDER or its Subsidiaries to any material damage or any penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had a Material Adverse Effect on the assets, business or operations of SPIDER as reflected in the Financial Statements of SPIDER or (iii) if not continued in the future, may materially adversely affect the assets, business or operations of SPIDER or subject SPIDER or its Subsidiaries to suit or penalty in any private or governmental litigation or proceeding.

         4.24 Disclosure. No representation or warranty of SPIDER or the SPIDER Insiders contained in this Agreement, and no statement, report, or certificate furnished by or on behalf of SPIDER or the SPIDER Insiders to WARP or its agents pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or omits or will omit to state a material fact necessary in order to provide WARP with full and proper information as to the business, financial condition, assets, results of operation or prospects of SPIDER and the value of its properties or the ownership or operation of SPIDER.

Representations and Warranties of Sellers.

         In order to induce Purchaser and WARP to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Sellers, severally and not jointly and only as to itself, makes the representations and warranties set forth below to Purchaser and WARP.

         4.25 Title to Securities. Except for 3994 Investments, Ltd. which holds its SPIDER Common Stock as bear trustee for the partnership of Fasken Martineau DuMoulin LLP, such Seller is the recorded and beneficial owner of the SPIDER Common Stock listed opposite its name on Schedule A, and such shares of SPIDER Common Stock are owned free and clear of any liens, encumbrances, pledges, security interests and claims whatsoever.

         4.26 Authority. Such Seller has full right, power and authority to enter into this Agreement.

         4.27 Knowledge and Experience. Such Seller, individually and/or together with its professional advisors, has evaluated the merits and risks of acquiring the Consideration Shares, and has such knowledge and experience in financial, tax and business matters, including substantial experience in evaluating financial statements and investing in securities (including the securities of new and speculative companies) so as to enable such Seller to evaluate the information made available by SPIDER, the SPIDER Insiders and Purchaser to such Seller in order to evaluate the merits and risks of acquiring the Consideration Shares and to make an informed decision with respect to such Seller's execution of this Agreement.

         4.28 Non-U.S. Resident. Such Seller represents and warrants that if such Seller is an individual, he or she is not a citizen of the United States of America and is not domiciled in nor a resident of the United States of America and, if such Seller is not an individual, that its jurisdiction of incorporation or formation is other than the United States of America and that its principle executive offices are outside the United States of America.

         4.29 Opportunity to Question; Adequate Information. Such Seller has had the opportunity to ask questions of SPIDER, the SPIDER Insiders and Purchaser and their appropriate executive officers and has, to the extent desired by such Seller, received answers and additional information from them which was necessary to evaluate the merits and risks of acquiring the Consideration Shares pursuant to this Agreement.

         4.30 Risks Relating to Exchange. Such Seller understands the risks associated with the acquisition of the Consideration Shares. Further, such Seller has carefully read and considered the matters set forth herein and has taken full cognizance of and understands the terms of this Agreement.

         4.31 Investment Intent. Such Seller is acquiring the Consideration Shares solely for investment purposes for its own account and not with a view to, or for, resale in connection with any distribution thereof. Such Seller understands that the issuance by WARP of the Consideration Shares hereunder has not been registered under the Securities Act by reason of their contemplated issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and that the reliance of WARP on such exemption from registration is predicated in part on the representations and warranties of the Seller set forth in this Agreement. Such Seller acknowledges that a restrictive legend consistent with the foregoing will be placed on the certificates representing the Consideration Shares.

         4.32 Resale of the Securities. Such Seller understands that the Consideration Shares received pursuant to this Agreement may not be transferred, encumbered, sold, hypothecated, or otherwise disposed of unless such transfer or other disposition has been registered under the Securities Act or, in the opinion of counsel reasonably satisfactory to WARP, is exempt from registration under the Securities Act, and has been registered or qualified or, in the opinion of such counsel, is exempt from registration or qualification under applicable provincial securities laws. Such Seller understands that WARP and SPIDER are under no obligation to register or seek an exemption under the federal securities laws, state securities laws, or any foreign securities laws or to cause or permit such Consideration Shares to be transferred in the absence of any such registration or exemption.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         5.1 Survival of the Representations and Warranties. The representations and warranties contained in Sections 3.1, 3.2, 3.12, 4.1, 4.2, 4.11 and 4.12 and the covenants in Section 7.1, 7.2 and 7.4 shall survive the Closing and remain in effect indefinitely. The representations and warranties contained in Section
4.15 (relating to environmental matters), shall survive the Closing until the expiration of three (3) years from the Closing Date. The representations and warranties contained in Section 4.19 (relating to taxes), shall survive the Closing until the later of the expiration of twenty four months from the Closing Date or the expiration of the last day of the statute of limitations applicable to any action against SPIDER based upon the non-payment of taxes, or other violation of the Act, which occurred prior to the Closing Date. Except as set forth above, the representations and warranties and covenants of Purchaser, WARP, SPIDER, the SPIDER Insiders and the Sellers contained in this Agreement shall survive the Closing until the expiration of twenty-four months from the Closing Date. No claim for indemnity with respect to breaches of representations and warranties may be brought by any party hereto, other than a claim for fraud or intentional misrepresentation, after expiration of the applicable survival period therefore as set forth in this Section 5.1.

         5.2 Investigation. The representations, warranties, covenants and agreements set forth in this Agreement shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties, covenants and agreements were made. All statements contained herein or in any schedule, certificate, exhibit, list or other document required to be delivered pursuant hereto, shall be deemed to be representations and warranties for purposes of this Agreement; provided, that any knowledge or materiality qualifications contained herein shall be applicable to such other documents.

         5.3      Indemnification.

         (a) Purchaser agrees to indemnify and hold harmless each of SPIDER, the SPIDER Insiders, their Affiliates, each of their officers, directors, employees and agents and their respective successors and assigns and the Sellers and each of their officers, directors, employees and agents and their respective successors and assigns, from and against any losses, damages, costs or expenses (including reasonable legal fees and expenses) which are caused by or arise out of (i) any breach or default in the performance by Purchaser or WARP of any covenant or agreement made by Purchaser or WARP in this Agreement; (ii) any breach of warranty or representation made by Purchaser or WARP in this Agreement; and (iii) any and all Litigations incident to any of the foregoing. SPIDER and the SPIDER Insiders agree to indemnify and hold harmless Purchaser, WARP, its Affiliates, each of its officers, directors, employees and agents and their respective successors and assigns, from and against any losses, damages, or expenses which are caused by or arise out of (i) any breach or default in the performance by any of the SPIDER Insiders, SPIDER or the Sellers of any covenant or agreement made by any of the SPIDER Insiders, SPIDER or the Sellers in this Agreement; (ii) any breach of warranty or representation made by any of the SPIDER Insiders, SPIDER or the Sellers in this Agreement; and (iii) any and all Litigations incident to any of the foregoing. No party to this Agreement shall be entitled to indemnification from any of the Sellers pursuant to Section 5.3 hereto or any other provision of this Agreement or of the Purchaser Documents.

         (b) The maximum liability of each of the SPIDER Insiders to Purchaser or WARP for any and all claims arising from or relating to this Agreement or the transaction contemplated hereby, whether asserted as breach of contract, tort, violation of statute or otherwise, irrespective of the theory or basis of such claim, shall be limited to the portion of the Consideration Shares received by each such SPIDER Insider, provided however, that the limitation set forth in this section shall not apply to (i) any breach by Greg Parker of the representations, warranties or covenants contained in Sections 4.2, 4.11, 4.12,
4.25 through 4.32, 7.1 and 7.2, or by Mike Corcoran of the representations, warranties or covenants contained in Sections 4.25 through 4.32, 7.1 and 7.2 or,
(ii) the commission of fraud or any intentional misrepresentations by each such SPIDER Insider with respect to any matters pertaining to this Agreement and the consummation of the transactions contemplated hereby, which shall be indemnified by such SPIDER Insider to Purchaser or WARP dollar for dollar to the extent any liability with respect to such matter exists.

         5.4 Indemnity Procedure. A party or parties hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the "Indemnifying Party" and the other party or parties claiming indemnity is referred to as the "Indemnified Party".

         (a) An Indemnified Party under this Agreement shall, with respect to claims asserted against such party by any third party, give written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement within sixty (60) business days of the receipt of any written claim from any such third party, but not later than twenty (20) days prior to the date any answer or responsive pleading is due, and with respect to other matters for which the Indemnified Party may seek indemnification, give prompt written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity;

provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are materially prejudiced.

         (b) The Indemnifying Party shall have the right, at its election, to take over the defense or settlement of such claim by giving written notice to the Indemnified Party at least fifteen (15) days prior to the time when an answer or other responsive pleading or notice with respect thereto is required. If the Indemnifying Party makes such election, it may conduct the defense of such claim through counsel of its choosing (subject to the Indemnified Party's approval of such counsel, which approval shall not be unreasonably withheld), shall be solely responsible for the expenses of such defense and shall be bound by the results of its defense or settlement of the claim. The Indemnifying Party shall not settle any such claim without prior notice to and consultation with the Indemnified Party, and no such settlement involving any equitable relief or which might have an adverse effect on the Indemnified Party may be agreed to without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld). So long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party may pay or settle such claim only at its own expense and the Indemnifying Party will not be responsible for the fees of separate legal counsel to the Indemnified Party, unless the named parties to any proceeding include both parties and representation of both parties by the same counsel would be inappropriate. If the Indemnifying Party does not make such election then the Indemnified Party may (after written notice to the Indemnifying Party), at the expense of the Indemnifying Party, elect to take over the defense of and proceed to handle such claim in its discretion and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make in good faith with respect to such claim. In connection therewith, the Indemnifying Party will fully cooperate with the Indemnified Party should the Indemnified Party elect to take over the defense of any such claim.

         (c) The parties agree to cooperate in defending such third party claims and the Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to any matter for which indemnification is sought hereunder; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof.

         (d) With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earlier to occur of: (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five (5) days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party; or (iii) a settlement of the claim. Notwithstanding the foregoing, provided that there is no dispute as to the applicability of indemnification, the reasonable expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party if such expenses are a liability of the Indemnifying Party.

         5.5 General Release. As additional consideration for the issuance of the Consideration Shares pursuant to this Agreement, each of the SPIDER Insiders hereby unconditionally and irrevocably releases and forever discharges, effective as of the Closing Date, SPIDER, its Subsidiaries and its officers, directors, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown, relating to SPIDER which ever existed or now exist, by reason of any tort, breach of contract, violation of law or other act or failure to act which shall have occurred at or prior to the Closing Date, or in relation to any other liabilities of SPIDER to the SPIDER Insiders. The SPIDER Insiders expressly intend that the foregoing release shall be effective regardless of whether the basis for any claim or right hereby released shall have been known to or anticipated by the SPIDER Insiders. Notwithstanding the foregoing or anything else to the contrary contained herein, the foregoing provisions of this Section 5.5 shall not apply to claims against Purchaser or WARP for indemnification pursuant to this Article V to the extent applicable.

                                   ARTICLE VI

                    CLOSING; DELIVERIES; CONDITIONS PRECEDENT

         6.1 Closing; Effective Date. All proceedings taken and all documents executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

         6.2 Deliveries

         (a) At Closing, Purchaser and WARP shall deliver the following documents to SPIDER, the SPIDER Insiders and the Sellers:

                  (i) the certificates representing the Consideration Shares to be issued at the Closing;

                  (ii) certificate issued by the Secretary of State of Nevada as to the good standing of Purchaser in its jurisdiction of incorporation;

                  (iii) the certificates referred to in Section 6.3(c); and

                  (iv) such other documents and instruments as SPIDER may reasonably request.

         (b) At Closing, SPIDER, the SPIDER Insiders and the Sellers shall deliver the following documents to Purchaser and WARP:

                  (i) the Certificates of SPIDER Common Stock to be converted to Consideration Shares at the Closing, together with Stock Powers separate from such Certificates duly executed by each of the Sellers in blank and sufficient to convey to WARP good and marketable title to the SPIDER Common Stock free and clear of any and all claims, liens, charges, security interests, pledges or encumbrances of any nature whatsoever;

                  (ii) a certificate of Industry of Canada, as of a recent date, as to the good standing of SPIDER in its jurisdiction of incorporation and certifying SPIDER's Articles of Incorporation;

                  (iii) a certificate, dated the Closing Date, of an officer of SPIDER setting forth that authorizing resolutions were adopted by SPIDER's Boards of Directors approving the terms and conditions of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, with such resolutions attached as an exhibit thereto;

                  (iv) with the exception of Greg Parker, the written resignations of all the directors of SPIDER and SPIDER's Subsidiaries from all of their director's positions held at SPIDER and its Subsidiaries, all to be effective upon Closing;

                  (v) the minute books of SPIDER and its Subsidiaries, including its corporate seals, unissued stock certificates, stock registers, Certificates of Incorporation, Bylaws and corporate minutes;

                  (vi) the consents of any third party including, but not limited to, parties to any of the Material Agreements whose consent is required under the terms of any such Material Agreement or otherwise;

                  (vii)  the certificates referred to in Section 6.4(d); and

                  (viii) such other documents and instruments as WARP may reasonably request.

         6.3 Conditions Precedent to the Obligations of SPIDER, the SPIDER Insiders and Each of the Sellers. Each and every obligation of SPIDER, the SPIDER Insiders and each of the Sellers to consummate the transactions described in this Agreement and any and all liability of SPIDER or the SPIDER Insiders to Purchaser and WARP shall be subject to the fulfillment on or before the Closing Date of the following conditions precedent:

         (a) Representations and Warranties True. Each of the representations and warranties of Purchaser and WARP contained herein or in any certificate or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made on and as of such date.

         (b) Performance. Purchaser and WARP shall have performed and complied in all material respects with all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by them on or prior to the Closing Date.

         (c) Purchaser's Certificate. Purchaser shall have delivered to SPIDER a certificate dated the Closing Date, certifying that the conditions specified in
Section 6.3(a) and (b) above have been fulfilled and as to such other matters as SPIDER may reasonably request.

         (d) No Litigation. No litigation, arbitration or other legal or administrative proceeding shall have been commenced or be pending by or before any court, arbitration panel or governmental authority or official, and no statute, rule or regulation of any foreign or domestic, national or local government or agency thereof shall have been enacted after the date of this Agreement, and no judicial or administrative decision shall have been rendered which enjoins or prohibits, or seeks to enjoin or prohibit, the consummation of all or any of the transactions contemplated by this Agreement.

         (e) Due Diligence Review. SPIDER shall have completed its due diligence investigation of Purchaser and WARP to its satisfaction.

         (f) Appointment. Mr. Greg Parker shall have been appointed to the Board of Directors of WARP and Purchaser effective at the Closing or as soon thereafter as permitted by federal and/or state securities and corporate laws.

         6.4 Conditions Precedent to the Obligations of Purchaser and WARP. Each and every obligation of Purchaser and WARP to consummate the transactions described in this Agreement and any and all liability of Purchaser and WARP to SPIDER, the SPIDER Insiders and the Sellers shall be subject to the fulfillment on or before the Closing Date of the following conditions precedent:

         (a) Representations and Warranties True. Each of the representations and warranties of SPIDER, the SPIDER Insiders and the Sellers contained herein or in any certificate or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made on and as of such date.

         (b) Performance. SPIDER and the SPIDER Insiders shall have performed and complied in all material respects with all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by it on or prior to the Closing Date.

         (c) No Material Adverse Change. Except as expressly permitted or contemplated by this Agreement, no event or condition shall have occurred which has adversely affected or may adversely affect in any respect the condition (financial or otherwise) of SPIDER.

         (d) SPIDER's Certificate. SPIDER shall have delivered to WARP, a certificate addressed to WARP executed by SPIDER's President, dated the Closing Date, certifying that the conditions specified in Sections 6.4(a), (b) and (c) above have been fulfilled.

         (e) Due Diligence Review. Purchaser shall have completed its due diligence investigation of SPIDER to its satisfaction.

         (f) No Litigation. No litigation, arbitration or other legal or administrative proceeding shall have been commenced or be pending by or before any court, arbitration panel or governmental authority or official, and no statute, rule or regulation of any foreign or domestic, national or local government or agency thereof shall have been enacted after the date of this

Agreement, and no judicial or administrative decision shall have been rendered which enjoins or prohibits, or seeks to enjoin or prohibit, the consummation of all or any of the transactions contemplated by this Agreement.

         (g) Appointment. Messrs. Karl Douglas and John Gnip shall have been appointed to the Board of Directors of SPIDER effective at the Closing.

         (h) Consents. SPIDER shall have obtained all authorizations, consents, waivers and approvals as may be required to consummate the transactions contemplated by this Agreement, including but not limited to, those with respect to any Material Agreement of SPIDER.

         (i) Signatures of Sellers. Sellers representing a minimum of eighty percent (80%) of the SPIDER Common Stock issued and outstanding at the Closing Date shall have executed this Agreement.

         (j) Assignments of Intellectual Property. Each of the SPIDER Insiders and SPIDER's other officers and employees shall have executed and delivered an Assignment of Intellectual Property Agreement in favour of SPIDER dated at or prior to the date of Closing in the form attached hereto as Exhibit C.

         6.5 Best Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties shall use their respective best efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be fulfilled those of the conditions precedent to its obligations or the obligations of the other parties to consummate the transactions contemplated by this Agreement that are dependent upon its actions, including obtaining all necessary consents, authorizations, orders, approvals and waivers.

         6.6 Termination. This Agreement and the transactions contemplated hereby may be terminated (i) at any time by the mutual consent of the parties hereto; (ii) by WARP, or by SPIDER, if the Closing has not occurred on or prior to ____________, 2003 (such date of termination being referred to herein as the "Termination Date"), provided the failure of the Closing to occur by such date is not the result of the failure of the party seeking to terminate this Agreement to perform or fulfill any of its obligations hereunder; (iii) by WARP at any time at or prior to Closing in its sole discretion if (1) any of the representations or warranties of SPIDER, the SPIDER Insiders, or the Sellers in this Agreement are not in all material respects true, accurate and complete or if SPIDER or the SPIDER Insiders breach in any material respect any covenant contained in this Agreement, provided that such misrepresentation or breaches is not cured within ten (10) business days after notice thereof, but in any event prior to the Termination Date or (2) any of the conditions precedent to WARP's obligations to conduct the Closing have not been satisfied by the date required thereof; (iv) by SPIDER at any time at or prior to Closing in its sole discretion if (1) any of the representations or warranties of Purchaser or WARP in this Agreement are not in all material respects true, accurate and complete or if Purchaser or WARP breaches in any material respect any covenant contained in this Agreement, provided that such misrepresentation or breach is not cured within ten (10) business days after notice thereof, but in any event prior to the Termination Date or (2) any of the conditions precedent to SPIDER's obligations to conduct the Closing have not been satisfied by the date required thereof. If this Agreement is terminated pursuant to this Section 6.6, written notice thereof shall promptly be given by the party electing such termination to the other party and, subject to the expiration of the cure periods provided in clauses (iii) and (iv) above, if any, this Agreement shall terminate without further actions by the parties and no party shall have any further obligations under this Agreement. Notwithstanding the preceding sentence, the respective obligations of the parties under Section 7.1 shall survive the termination of this Agreement. Notwithstanding anything to the contrary contained herein, if the termination of this Agreement is a result of the wilful misrepresentation, wilful inaccuracy or omission in a representation, wilful breach of warranty, fraud or any wilful failure to perform or comply with any covenant or agreement contained herein, the aggrieved party shall be entitled to recover from the non-performing party all out-of-pocket expenses which such aggrieved party has incurred and the termination of this Agreement shall not be deemed or construed as limiting or denying any other legal or equitable right or remedy of such party.

                                   ARTICLE VII

                                    COVENANTS

         7.1 Non-competition. For purposes of this Section 7.1, all references to SPIDER shall be deemed to include all of SPIDER's Subsidiaries and Affiliates, as the case may be. The SPIDER Insiders acknowledge that in order to assure Purchaser that it will retain the value of SPIDER as a "going concern," the SPIDER Insider's agree, on the terms set forth in this Section 7.1, not to utilize their special knowledge of the business of SPIDER and their relationships with customers, suppliers and others to compete with Purchaser, WARP or SPIDER, subject to the terms hereafter set forth. For a period of two
(2) years beginning on the Closing Date, the SPIDER Insiders shall not engage or have an interest, anywhere in the United States of America or Canada or any other geographic area where Purchaser, WARP or SPIDER do business at the date hereof or in which its services are marketed at the date hereof, alone or in association with others, as principal, officer, agent, employee, director, partner or stockholder (except as an employee or consultant of Purchaser, WARP or SPIDER or any of their Affiliates or as an owner of two percent (2%) or less of the stock of any company listed on a national securities exchange or traded in the over-the-counter market), or through the investment of capital, lending of money or property, rendering of services or capital, or otherwise, in any business involving, relating or similar to, directly or indirectly, the business of Purchaser, WARP or SPIDER. During the same period, the SPIDER Insiders and their Affiliates shall not (except as an employee or consultant of Purchaser, WARP or SPIDER or their Affiliates), and shall not permit any of their respective employees, agents or others then under their control to, directly or indirectly, on behalf of themselves or any other Person, (i) call upon, accept competitive business from, or solicit the competitive business of any Person who is, or who had been at any time during the preceding two (2) years, a customer or supplier of Purchaser, WARP or SPIDER, or (ii) recruit or otherwise solicit or induce any person who is an employee or consultant of, or otherwise engaged by Purchaser, WARP or SPIDER or any successor to the businesses thereof to terminate his or her employment or other relationship with Purchaser, WARP or SPIDER or such successor, or hire any person who has left the employ of Purchaser, WARP or SPIDER or any such successors during the preceding two (2) years. The SPIDER Insiders shall not at any time, directly or indirectly, use or purport to authorize any Person to use any name, mark, logo, a trade dress or other identifying words or images which are the same as or similar to those used currently or in the past by Purchaser or SPIDER in connection with any product or service, whether or not such use would be in a business competitive with that of Purchaser, WARP or SPIDER. The SPIDER Insiders acknowledge that compliance with the restrictions set forth in this Section 7.1 will not prevent them from earning a livelihood. As used herein, the phrase "competitive business" means any business competitive with the type of business engaged in by Purchaser, WARP or SPIDER or any of their Subsidiaries or Affiliates at the date hereof.

         7.2 General Confidentiality. The parties hereto acknowledge that the Intellectual Property and all other confidential or proprietary information with respect to the business and operations of the other party (the "Protected Party") are valuable, special and unique assets. The party receiving such confidential information (the "Receiving Party") shall not, at any time after the Closing Date, disclose, directly or indirectly, to any Person, or use or purport to authorize any Person to use any confidential or proprietary information with respect to the Protected Party, whether or not for their own benefit, without the prior written consent of that party, or unless required by law, including without limitation, (i) trade secrets, designs, formulae, drawings, Intellectual Property, diagrams, techniques, research and development, specifications, data, know-how, formats, marketing plans, business plans, budgets, strategies, forecasts and client data; (ii) information relating to product development, (iii) the names of customers and contacts, marketing strategies, the names of vendors and suppliers, the cost of materials and labour, the prices obtained for products or services sold (including the methods used in price determination, manufacturing and sales costs), lists or other written records used in business, compensation paid to employees and consultants and other terms of employment, production operation techniques or any other confidential information of, about or pertaining to the business of the Protected Party, and any other information and material relating to any customer, vendor, licensor, licensee, or other Person transacting business with the Protected Party, (iv) all tangible material that embodies any confidential and proprietary information as well as all records, files, memoranda, reports, price lists, drawings, plans, sketches and other written and graphic records, documents, equipment, and the like, relating to the business of the Protected Party, and (vi) any other confidential information or trade secrets relating to the business or affairs of the Protected Party which the Receiving Party may acquire or develop in connection with or as a result of the performance of his or its performance of the terms and conditions of this Agreement, excepting only such information as is already known to the public or which may become known to the public without any fault of the Receiving Party or in violation of any confidentiality restrictions; provided, however, that the restrictions of this
Section 7.2 shall not be applicable to any Receiving Party in connection with such Parties' enforcement of its rights under this Agreement.

         7.3 Continuing Obligations. The restrictions set forth in Sections 7.1 and 7.2 are considered by the parties to be reasonable for the purposes of protecting the value of the business and goodwill of the Protected Party. The parties acknowledge that the Protected Party could be irreparably harmed and that monetary damages would not provide an adequate remedy in the event the covenants contained in Section 7.1 and 7.2 were not complied with in accordance with their terms. Accordingly, the parties agree that any breach or threatened breach by the Receiving Party of any provision of Section 7.1 and 7.2 shall entitle the Protected Party to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies (including damages) which may be available thereto. It is the desire and intent of the parties that the provisions of Section 7.1 and 7.2 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provision of Section 7.1 and
7.2 are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties. In addition, if any party brings an action to enforce Section 7.1 and 7.2 hereof or to obtain damages for a breach thereof, the prevailing party in such action shall be entitled to recover from the non-prevailing party all reasonable attorney's fees and expenses incurred by the prevailing party in such action.

         7.4 Payment of Certain Loan Obligations of SPIDER. Purchaser acknowledges that SPIDER has certain outstanding loan obligations to Seraphim Ventures Inc. in the amount of $100,000, as described in greater detail in
Schedule 7.4(a) hereto, and that the repayment of those loan obligations is a material term to this Agreement. Purchaser, therefore, undertakes and agrees to repay the loan obligations of SPIDER identified in Schedule 7.4(a) in the amounts and on the payment terms as identified in Schedule 7.4(b) hereto.

         7.5 Tax Treatment. Neither Purchaser, WARP, SPIDER, the SPIDER Insiders nor the Sellers will knowingly take any action, written or otherwise, which would result in the transactions contemplated by this Agreement not being accounted for as a tax-free exchange pursuant to the Act.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1 Notices. Any notice, demand, claim or other communication under this Agreement shall be in writing and delivered personally or sent by certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses as follows (or at such other addresses as shall be specified by the parties by like notice):

                  If to Purchaser
                         or WARP:           WARP Technology Holdings, Inc.
                                            535 West 34 Street, 5th Floor
                                            New York, N.Y. 10001
                                            Attn:  Karl Douglas
                                            Phone: (212) 972-2815


                  With a copy to:           Bradley L. Steere, Esq.
                                            52 White Street, 4th Floor
                                            New York, N.Y. 10013
                                            (212) 226-6914 (Phone)
                                            (212) 226-6914 (Fax)

                  If to SPIDER or
                  SPIDER Insiders:          SPIDER SOFTWARE, Inc.
                                            204-1529 West 6th Avenue
                                            Vancouver, BC Canada V6J LRL
                                            Attn: Greg Parker
                                            (604) 637-0200 (Phone)
                                            (604) 637-0205 (Fax)

                  With a copy to:           Fasken Martineau DuMoulin LLP
                                            Suite 2100
                                            1075 Georgia Street West
                                            Vancouver, B.C., Canada V6E 3G2
                                            Attn:  Steven G. Lukas
                                            (604) 631-3131 (Phone)
                                            (604) 631-3232 (Fax)

                        If to Sellers:      To address as shown on Schedule A
                                            attached hereto.


         Such notice shall be deemed delivered upon receipt against acknowledgment thereof if delivered personally, on the third business day following mailing if sent by certified mail, upon transmission against confirmation if sent by facsimile and on the next business day if sent by overnight courier.

         8.2 Entire Agreement; Incorporation. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein contain every obligation and understanding between the parties relating to the subject matter hereof. All schedules, exhibits and other documents and agreements executed and delivered pursuant hereto are incorporated herein as if set forth in their entirety herein.

         8.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

         8.4 Assignment. This Agreement may not be assigned by any party without the written prior consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         8.5 Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof (including, without limitation, the period during which any condition is to be satisfied or any obligation performed) may be amended by the parties thereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the party against whom such waiver, extension or amendment is sought to be charged. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provisions at any other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any party thereof to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

         8.6 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement, except as otherwise provided herein.

         8.7 Severability. In the event that any one or more of the provisions contained in this Agreement, or the application thereof, shall be declared invalid, void or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such invalid, void or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, void or unenforceable provision.

         8.8 Expenses. Except as otherwise provided herein, Purchaser agrees to pay, without right of reimbursement from SPIDER or the SPIDER Insiders, its costs and the commercially reasonable costs incurred by SPIDER and the SPIDER Insiders incident to the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith.

         8.9 Headings. The table of contents and the section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

         8.10 Other Remedies; Injunctive Relief. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In any action at law or suit in equity to enforce this Agreement or the rights of the parties hereunder, the prevailing party in any such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

         8.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures shall be deemed valid and binding.

         8.12 Remedies Exclusive. Except in the case of fraud or equitable remedies expressly provided for herein, the parties acknowledge and agree that the indemnification provisions set forth in Article V of this Agreement constitute the parties' sole and exclusive remedy with respect to any and all claims relating to the transactions contemplated by this Agreement.

         8.13 Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of New York, without reference to the choice of law principles thereof.

         8.14 Jurisdiction and Venue. This Agreement shall be subject to the exclusive jurisdiction of the courts of New York County, New York. The parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of New York by virtue of a failure to perform an act required to be performed in the State of New York and irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of New York for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in New York County, New York, and further irrevocably waive any claim that any suit, action or proceeding brought in New York County, New York has been brought in an inconvenient forum.

         8.15 Participation of Parties. The parties hereby agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         8.16 Further Assurances. The parties hereto shall deliver any and all other instruments or documents reasonably required to be delivered pursuant to, or necessary or proper in order to give effect to, all of the terms and provisions of this Agreement including, without limitation, all necessary stock powers and such other instruments of transfer as may be necessary or desirable to transfer ownership of the SPIDER Common Stock.

         8.17 Publicity. No public announcement or other publicity concerning this Agreement or the transactions contemplated hereby shall be made without the prior written consent of both WARP and SPIDER as to form, content, timing and manner of distribution. Nothing contained herein shall prevent any party or its Affiliates or Subsidiaries from making any filing required by federal or state securities laws or stock exchange rules.


                           [Signature Page to Follow]

         IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.


                                       WARP TECHNOLOGY HOLDINGS, INC.


                                       By:
                                          ------------------------------------
                                          Name:  Karl Douglas
                                          Title: CEO and President


                                       6043577 CANADA INC.


                                       By:
                                          ------------------------------------
                                          Name:  Karl Douglas
                                          Title: President


                                       SPIDER SOFTWARE, INC.


                                       By:
                                          ------------------------------------
                                          Name:  Greg Parker
                                          Title: President


                                       SPIDER INSIDERS


                                       ---------------------------------------
                                       Greg Parker

                                       ---------------------------------------
                                       Mike Corcoran


                                       SELLERS


                                       ----------------------------------------


                                       ----------------------------------------


                                       ----------------------------------------

                     Schedule A to Share Exchange Agreement
                     --------------------------------------

Name                            SPIDER Common Stock      Consideration Shares
---------                       -------------------      ---------------------
Greg Parker                           2,500,000                  494,268
Michael Corcoran                      1,193,500                  235,964
Piers Hayes                             900,000                  177,937
LaHouge                                 865,000                  171,017
Brian Craddock                          721,500                  142,646
Seraphim Ventures                       571,000                  112,891
Trinity Pacific Investments             250,000                   49,427
JavX Productions                        200,000                   39,542
3994                                    162,000                   32,029
Cutwater                                 88,000                   17,399
Strand Properties                        72,000                   14,235
Craig Pollack                            22,000                    4,350
RBC Dominion                             22,000                    4,350
Ian Byers                                20,000                    3,955
                                 --------------           --------------
Totals                                7,587,000                1,500,010

                    Schedule 2.9 to Share Exchange Agreement
                    ----------------------------------------




                   SpiderSoftware Options Conversion to Warp
                         Stock Options - December 2002

Total Options Pool      1,000,000
Total Options Granted     413,000               Conversion Ratio    0.197707
                       ----------               (Applied to shares and Original
Total Options Remain      587,000               Strike Price)


        Grant 0.197707 ratio (as per shares) Strike Proce ($US)
Granted to      Date of Grant   Spider Amount   Warp Amount     Original    Warp Vesting Period
JJ. Healy       9-Apr-01            75,000         14,828       $  0.32     $  1.63 immediate
Rory Holland    9-Apr-01            75,000         14,828       $  0.32     $  1.63 immediate
Brian Craddock 24-Aug-01            60,000         11,862       $  0.08     $  0.39 immediate
Brian Craddock 17-Oct-01            40,000          7,908       $  0.08     $  0.39 immediate
Craig Pollack  11-Jul-01            75,000         14,828       $  0.32     $  1.63 immediate
Craig Pollack   1-Jan-02            88,000         17,398       $  0.08     $  0.39 immediate
                               --------------------------
                                   413,000         81,653